Filed Pursuant to Rule 433
Registration No. 333-131970

Reverse Convertible Notes (Revertibles)

Yield Enhanced Equity Linked Securities

Revertibles are linked to the performance of an underlying single stock, referred to as the reference shares. Investors will receive 100% of their principal amount as long as the reference shares either do not close below a predetermined knock-in level (which is typically 70-80% of the initial reference price) during the term of the Revertibles or close at or above the initial level (which is typically the closing level of the reference shares on the day the securities are priced for initial sale to the public) on the valuation date (which is a few business days before the maturity date of the Revertibles). Otherwise, at maturity, investors will receive a number of reference shares, the value of which will be less than the investor’s principal amount. The investor will not participate in any appreciation of the reference shares, but will receive a fixed coupon that will be paid on a quarterly basis. Revertibles are senior unsecured debt securities of Credit Suisse.

Investment Highlights

•              The Revertibles allow investors to receive quarterly coupon payments. The coupon tends to be higher than those available on conventional debt securities with the same rating and/or credit quality and maturity.

•            Coupon is payable, regardless of the price of the reference shares. However, Revertibles do not offer any participation in the appreciation of the reference shares.

•            As long as the reference shares either do not close below a predetermined knock-in level during the term of the Revertibles, or close at or above the initial level on the valuation date, investors will receive 100% of their principal amount. Otherwise, at maturity, investors will receive a number of reference shares, the value of which will be less than the investor’s principal amount. Consequently, if the reference shares do close below the knock-in level on any day during the term of the Revertibles and close below its initial level at maturity, the investor has full downside exposure.

•            The investment term, which is typically one year, is shorter than many other structured product investments.

Profile of a Revertibles Investment

Revertibles were designed for investors who are moderately bullish and/or expect the price of the reference shares to remain within a certain trading range over the term of the Revertibles, and who can bear a loss of principal if the price of the reference shares falls below the specified knock-in level. Revertible investors do not participate in any appreciation of the reference shares, and must feel comfortable owning the reference shares if the knock-in level is breached and the final level is less than the initial level.

If the reference shares never close below the knock-in level, investors receive their full principal amount in cash at maturity, even if the price of the reference shares are below the initial level. If the reference shares close below the knock-in level on one or more days during the term of the Revertibles, but close at or above the initial level on the valuation, at maturity the investors will receive their full principal amount in cash. If the reference shares close below the knock-in level on one or more days during the term of the Revertibles and below the initial level on the valuation date, the investors receive physical delivery of reference shares in an amount per $1,000 principal amount equal to 1,000 divided by the initial level.

Revertibles are registered under the Securities Act of 1933. The Revertibles are offered in minimum denominations of $1,000 and $1,000 in excess of $1,000.

Advantages of a Revertible Investment

Revertibles pay coupons with a yield that is typically higher than the yield on conventional debt securities with the same maturity issued by Credit Suisse.

If the reference shares depreciate between the issue date of the Revertibles and the valuation date but never close below the knock-in level during the term of the Revertibles, Revertibles will outperform a direct investment in the reference shares.

Disadvantages

Investors do not participate in any upside of the reference shares. The maximum upside the investor can receive is the principal amount plus coupons. Additionally, investors are not principal-protected and you may receive less at maturity than you originally invested in the Revertibles.

Risk Considerations of a Revertible Investment

A purchase of the Revertibles involves risks. You should read the following information about certain of these risks, together with the risk factors and other information in the pricing supplement, product supplement, prospectus supplement and prospectus related to an offer of the Revertibles.

Liquidity/Secondary Market Trading

Credit Suisse intends, but is not required, to maintain a daily secondary market in the Revertibles until the maturity date. These securities will not be listed on any stock exchange.

Valuation

Credit Suisse will post indicative values for Revertibles on Bloomberg <CSDV>. Pricing of Revertibles prior to maturity is affected by several factors. These include, but are not limited to:

•            The expected future level of the reference shares at maturity;

•            The time remaining to maturity;

•            The volatility of the reference shares;

•            The reference shares’ dividend

An investor may lose part or all of their principal amount. If the closing price of the reference shares on the relevant exchange is less than the knock-in level on any day from but not including the initial setting date to and including the valuation date and the final share price at maturity is lower than the initial share price, investors will be paid less than 100% of the principal amount of their Revertibles. In such case, at maturity, investors will receive the final coupon payment and a number of reference shares in an amount per $1,000 principal amount equal to 1,000 divided by the initial level, which will be less than the principal amount of the investor’s Revertibles and may be worthless.

Investors will not receive more than their principal amount at maturity. At maturity, investors will under no circumstances receive more than the principal amount of their Revertibles plus accrued interest for the final interest period, and the total payment received over the term of the Revertibles will never exceed the principal amount of the Revertibles plus the coupon payments paid during the term of the Revertibles.

No ownership rights in reference shares. An investment in the Revertibles does not entitle an investor to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

Possible illiquidity of secondary market. The Revertibles will not be listed on any securities exchange. A secondary market for the Revertibles may not develop. If an investor sells Revertibles prior to maturity, the Revertibles may be sold at a substantial loss.

The market price of the Revertibles may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the market value of the Revertibles and the price at which Credit Suisse may be willing to purchase or sell the Revertibles in the secondary market.

CREDIT SUISSE

Structured Products

Eleven Madison Avenue

New York, NY 10010

www.credit-suisse.com

Copyright ©2006 Credit Suisse and/or its affiliates. All rights reserved.

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web Site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 221-1037.